Schedule A

(as of February 10, 2023)

FUNDS

For each Fund, the investment management fee shall be accrued daily and calculated in accordance with the corresponding schedule set forth below:

(1) Effective as of the Amendment Date, with respect to each Fund listed below, the investment management fee shall be accrued daily and calculated in accordance with the following schedule:

Average Daily Net Assets	Annual Rate
For the first $2.5 billion	0.20000%
For the next $2.5 billion	0.19500%
For the next $2.5 billion	0.19000%
For the next $2.5 billion	0.18500%
For the next $5 billion	0.18000%
For the amount over $15 billion	0.17000%

Fund	Effective Date:
First Trust Multi-Strategy Alternative ETF (LALT)	January 27, 2023

(2) Effective as of the Amendment Date, with respect to each Fund listed below, the investment management fee shall be accrued daily and calculated in accordance with the following schedule:

Average Daily Net Assets	Annual Rate
For the first $2.5 billion	0.85000%
For the next $2.5 billion	0.82875%
For the next $2.5 billion	0.80750%
For the next $2.5 billion	0.78625%
For the amount over $10 billion	0.76500%

Fund	Effective Date:
FT Cboe Vest U.S. Moderate Buffer ETF – January (GJAN)	January 12, 2023
FT Cboe Vest U.S. Moderate Buffer ETF – February (GFEB)	February 10, 2023